                                                                     EXHIBIT 11
                                                                     PAGE 1 OF 2


                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                       1995             1994
                                                   ------------    -------------
                                                      (DOLLARS IN THOUSANDS,
                                                      EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER COMMON SHARE

Average shares outstanding                           40,293,099      39,808,015
Average common share equivalents:
  Assumed exercise of options outstanding               127,492         144,021
                                                   ------------    ------------
Primary average shares outstanding                   40,420,591      39,952,036
                                                   ============    ============

Net earnings                                       $     33,015    $     25,387
Less: Preferred stock dividends
           Series B                                         (88)            (88)
           Series C (redeemed October 31, 1994)              --            (451)
           Series D                                        (123)           (123)
           Series E                                      (1,554)         (1,554)
                                                   ------------    ------------
Net earnings applicable to common shares           $     31,250    $     23,171
                                                   ============    ============

Primary net earnings per common share              $        .77    $        .58

                                                                     EXHIBIT 11
                                                                     PAGE 2 OF 2



                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          1995          1994
                                                     ------------   ------------
                                                        (DOLLARS IN THOUSANDS,
                                                        EXCEPT PER SHARE DATA)
FULLY DILUTED EARNINGS PER COMMON SHARE

Average shares outstanding                             40,293,099     39,808,015
Assumed exercise of options outstanding                   128,793        146,609
Assumed conversion of preferred stock outstanding:
      Series B                                            339,768        339,768
      Series D                                            253,655        253,655
      Series E                                          3,884,902      3,884,902
                                                     ------------   ------------
Fully diluted average shares outstanding               44,900,217     44,432,949
                                                     ============   ============

Net earnings                                         $     33,015   $     25,387
Less: Series C Preferred Stock dividends (1)                   --           (451)
                                                     ------------   ------------
Net earnings applicable to common shares             $     33,015   $     24,936
                                                     ============   ============

Fully diluted net earnings per common share:         $        .74   $        .56

- -----------------
(1) Redeemed October 31, 1994